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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

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                                SCHEDULE 13E-4
                         ISSUER TENDER OFFER STATEMENT
     (PURSUANT TO SECTION 13(E)(1) OF THE SECURITIES EXCHANGE ACT OF 1934)
                               (AMENDMENT NO. 1)

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                             PP&L RESOURCES, INC.
                               (NAME OF ISSUER)

                             PP&L RESOURCES, INC.
                       (NAME OF PERSON FILING STATEMENT)

                    COMMON STOCK, PAR VALUE $.01 PER SHARE
                        (TITLE OF CLASS OF SECURITIES)

                                   693499105
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

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                                JOHN R. BIGGAR
                       SENIOR VICE PRESIDENT--FINANCIAL
                             PP&L RESOURCES, INC.
                            TWO NORTH NINTH STREET
                         ALLENTOWN, PENNSYLVANIA 18101
                            (TEL. NO. 610-774-5151)
  (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES
       AND COMMUNICATIONS ON BEHALF OF THE PERSON(S) RECEIVE NOTICES AND
          COMMUNICATIONS ON BEHALF OF THE PERSON(S) FILING STATEMENT)

                                AUGUST 14, 1998
    (DATE TENDER OFFER FIRST PUBLISHED, SENT OR GIVEN TO SECURITY HOLDERS)

                           CALCULATION OF FILING FEE

TRANSACTION VALUATION*                                  AMOUNT OF FILING FEE
----------------------                                  --------------------
     $459,000,000                                              $91,800
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*  Calculated solely for purposes of determining the filing fee, based upon the purchase of 17,000,000 shares at the maximum tender offer price per share of $27.00.

[X]CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY RULE 0-11(A)(2)
   AND IDENTIFY THE FILING WITH WHICH THE OFFSETTING FEE WAS PREVIOUSLY PAID. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE, AND THE DATE OF ITS FILING.

Amount Previously  Paid: 91,800             Filing Party: PP&L Resources, Inc.
Form or Registration No.: Schedule 13E-4    Date Filed: August 14, 1978

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                               EXPLANATORY NOTE

  This Amendment No. 1 is being filed solely to refile the Offer to Purchase dated August 14, 1998 (the "Offer to Purchase") filed by PP&L Resources, Inc., a Pennsylvania corporation (the "Company"), as an Exhibit to this Issuer Tender Offer Statement on Schedule 13E-4, due to typographical errors contained in pages 17 and 18 of the originally filed Exhibit.


ITEM 9. MATERIAL TO BE FILED AS EXHIBITS.

 EXHIBIT
   NO.   DESCRIPTION
 ------- -----------
 (a)(1)  Offer to Purchase dated August 14, 1998.

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                                   SIGNATURE

  After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 14, 1998                    PP&L Resources, Inc.

                                                    /s/ John R. Biggar
                                          By: _________________________________
                                          Name: John R. Biggar
                                          Title:Senior Vice President--
                                           Financial

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                                    EXHIBITS

  EXHIBIT
    NO.    DESCRIPTION
  -------  -----------
 99.(a)(l) Offer to Purchase dated August 14, 1998.

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